Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Enterprise Financial Services Corp:
We consent to the use of our report dated March 12, 2010, with respect to the consolidated balance sheet of Enterprise Financial Services Corp as of December 31, 2009, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
(signed) KPMG LLP
St. Louis, Missouri
September 16, 2011